Exhibit 10.5

EXECUTION VERSION

AMENDMENT NO. 2
TO AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT

Amendment No. 2, dated as of March 30, 2007 (this “Amendment”) is entered into by and among FIELDSTONE MORTGAGE COMPANY, a Maryland corporation (“FMC” and a “Seller”), FIELDSTONE INVESTMENT CORPORATION, a Maryland corporation (“FIC” and a “Seller” and, together with FMC, the “Sellers”), and MERRILL LYNCH BANK USA, a Utah industrial loan corporation (the “Buyer”).

RECITALS

The Buyer and the Sellers are parties to that certain Amended and Restated Master Repurchase Agreement, dated as of October 31, 2006, as amended by Amendment No. 1, dated as of December 29, 2006 (as the same may have been amended and supplemented from time to time, the “Existing Repurchase Agreement” and as amended by this Amendment, the “Repurchase Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Existing Repurchase Agreement.

The Buyer and the Sellers have agreed, subject to the terms and conditions of this Amendment, that the Existing Repurchase Agreement be amended to reflect certain agreed upon revisions to the terms of the Existing Repurchase Agreement.

Accordingly, the Buyer and the Sellers hereby agree, in consideration of the mutual premises and mutual obligations set forth herein, that the Existing Repurchase Agreement is hereby amended as follows:

SECTION 1. Definitions. Section 2 of the Existing Repurchase Agreement is hereby amended by

1.1 inserting the following defined terms in their appropriate alphabetical order:

““Adjusted Tangible Net Worth” shall mean for the Sellers, the amount that would, in conformity with GAAP, equal the stockholder’s equity included on the balance sheet of the Sellers and their Subsidiaries, plus any preferred stock not already included in the calculation of stockholder’s equity, plus any Indebtedness of the Sellers and their Subsidiaries that is fully subordinated to any obligations arising under this Repurchase Agreement, provided that such indebtedness is subordinated until after the maturity of any Transaction under the Repurchase Agreement, plus other comprehensive loss arising from the FASB 133, minus any intangibles or goodwill (as defined under GAAP), minus any advances between the Sellers and their Affiliates (other than consolidated subsidiaries or between FIC and FMC), minus any loans or advances to officers or directors of the Sellers (as reported under GAAP), minus other comprehensive income arising from FASB 133; provided, however, that the non-cash effect (gain or loss) of any mark-to-market adjustments impacting stockholder’s equity for fluctuation of the value of financial instruments as mandated under FASB 133 shall be excluded from the calculation of Adjusted Tangible Net Worth.”

““Available Borrowing Capacity” shall mean available and unused borrowing capacity which may be drawn upon by the Sellers on a next Business Day basis. Borrowing capacity shall not be deemed part of the Available Borrowing Capacity if any event or circumstance has occurred which would prevent the Sellers from drawing on the borrowing capacity or cause the related lender to have no obligation to make funds available.”

““Cash Equivalents” shall mean (a) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of 90 days or less from the date of acquisition and overnight bank deposits of Buyer or of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of Buyer or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within 90 days after the day of acquisition, (e) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by Buyer or any commercial bank satisfying the requirements of clause (b) of this definition or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.”

1.2 deleting the defined terms “Change in Control” and “Maximum Purchase Price” in their entirety and replacing them with the following:

““Change in Control” shall mean:

(a) any transaction or event as a result of which FIC ceases to own, directly or indirectly, 100% of the stock of FMC;

(b) the sale, transfer, or other disposition of all or substantially all of a Seller’s assets (excluding any such action taken in connection with any securitization transaction); or

(c) the consummation of a merger or consolidation of FIC with or into another entity or any other corporate reorganization, if more than 50.1% of the combined voting power of the continuing or surviving entity’s stock outstanding immediately after such merger, consolidation or such other reorganization is owned by persons who were not stockholders of the Seller immediately prior to such merger, consolidation or other reorganization.

Provided that the acquisition of FIC by Credit-Based Asset Servicing and Securitization LLC (C-BASS), by itself, shall not constitute a Change in Control.”

““Maximum Purchase Price” shall mean $200,000,000.”

SECTION 2. Waiver. For purposes of this Amendment, this Section 2 will be effective only for the period from and including the date hereof through and including July 31, 2007 (the “Waiver Period”).

2.1 Covenants. Section 12(k) of the Existing Repurchase Agreement is hereby temporarily amended by deleting clause (i) thereto in its entirety and replacing it with the following language:

“(i) Maintenance of Adjusted Tangible Net Worth. FIC shall maintain a Adjusted Tangible Net Worth of not less than $275,000,000.”

SECTION 3. Financial Covenants Conditions. Section 12(k) of the Existing Repurchase Agreement is hereby amended by

3.1 deleting clause (ii) thereto in its entirety and replacing it with the following language:

“(ii) Maintenance of Ratio of Indebtedness to Adjusted Tangible Net Worth. FIC shall maintain the ratio of Indebtedness to Adjusted Tangible Net Worth no greater than 18:1.”

3.2 adding the following to the end thereof:

“(iii) Maintenance of Ratio of Recourse Indebtedness to Adjusted Tangible Net Worth. FIC shall maintain the ratio of Indebtedness (net of non-recourse Indebtedness) to Adjusted Tangible Net Worth no greater than 7:1.”

“(iv) Maintenance of Liquidity. FIC shall at all times have unencumbered cash, Cash Equivalents and Available Borrowing Capacity on unencumbered assets that could be drawn against (taking into account required haircuts) under committed warehouse and repurchase facilities in an amount equal to not less than $20,000,000.”

SECTION 4. Early Payment Defaults. Section 12 is further amended by adding the following to the end thereof:

““(dd) Early Payment Defaults. Sellers shall resolve any “early payment default” requests with respect to certain mortgage loans in Merrill Lynch inventory MLMI 2006-HE5 and MLMI 2006 SL2 by April 4, 2007 and MLMI 2006-HE6 by April 18, 2007.”

SECTION 5. Early Payments Default. Section 13.01 is amended by deleting clause (b) thereof and replacing it with the following:

“(b) the failure of either Seller to perform, comply with or observe any term, covenant or agreement applicable to it contained in Sections 12(a)(i), (h), (j), (k), (q), (r), (s), (t), (u), (v), (w), (y), (z), (aa), (cc) or (dd); or”

SECTION 6. Conditions Precedent. This Amendment shall become effective on the date hereof (the “Amendment Effective Date”) subject to the satisfaction of the following conditions precedent:

6.1 Delivered Documents. On the Amendment Effective Date, the Buyer shall have received the following documents, each of which shall be satisfactory to the Buyer in form and substance:

(a) this Amendment, executed and delivered and duly authorized officers of the Buyer and the Sellers; and

(b) such other documents as the Buyer or counsel to the Buyer may reasonably request.

SECTION 7. Limited Effect. Except as expressly amended and modified by this Amendment, the Existing Repurchase Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms. Section 2 of this Amendment shall expire upon the expiration of the Waiver Period at which time the terms of the Existing Repurchase Agreement shall revert to that set forth in the Existing Repurchase Agreement and be applied on a prospective basis thereafter. Other than as expressly set forth herein, the execution of this Amendment by the Buyer shall not operate as a waiver of any of its rights, powers or privileges under the Repurchase Agreement or any other Repurchase Document, including without limitation, any rights, powers or privileges relating to other existing or future breaches of, or Defaults or Events of Default under, the Repurchase Agreement or any other Repurchase Document (whether the same or of a similar nature as the breaches identified herein or otherwise) except as expressly set forth herein.

SECTION 8. Fees. The Sellers agree to pay as and when billed by the Buyer all of the reasonable fees, disbursements and expenses of counsel to the Buyer in connection with the development, preparation and execution of, this Amendment or any other documents prepared in connection herewith and receipt of payment thereof shall be a condition precedent to the Buyer entering into any Transaction pursuant hereto.

SECTION 9. Confidentiality. The parties hereto acknowledge that this Amendment, the Existing Repurchase Agreement, and all drafts thereof, documents relating thereto and transactions contemplated thereby are confidential in nature and the Seller agree that, unless otherwise directed by a court of competent jurisdiction or as is necessary to do so in working with governmental agencies or regulatory bodies in order to comply with any applicable federal or state laws, they shall limit the distribution of such documents and the discussion of such transactions to such of its officers, employees, attorneys, accountants and agents as is required in order to fulfill its obligations under such documents and with respect to such transactions.

SECTION 10. GOVERNING LAW. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

SECTION 11. Counterparts. This Amendment may be executed in one or more counterparts and by different parties hereto on separate counterparts, each of which, when so executed, shall constitute one and the same agreement.

SECTION 12. Conflicts. The parties hereto agree that in the event there is any conflict between the terms of this Amendment, and the terms of the Existing Repurchase Agreement, the provisions of this Amendment shall control.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

Buyer: MERRILL LYNCH BANK USA, as Buyer

By: /s/ James B. Cason
Name: James B. Cason
Title: Vice President

Seller: FIELDSTONE INVESTMENT CORPORATION, as Seller

By: /s/ Mark C. Krebs
Name: Mark C. Krebs
Title: Sr. Vice President & Treasurer

Seller: FIELDSTONE MORTGAGE COMPANY, as Seller

By: /s/ Mark C. Krebs
Name: Mark C. Krebs
Title: Sr. Vice President & Treasurer